EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                       SHARED TECHNOLOGIES CELLULAR, INC.
                            (a Delaware Corporation)

                                       AND

                                   SATX, Inc.
                             (a Nevada Corporation)

                          Dated as of November 14, 2000


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   THE MERGER

1.1.     The Merger.........................................................1
1.2.     Conversion of SATX Common Stock....................................2
1.3.     Effect on STCL Common Stock........................................3
1.4.     Treasury Stock.....................................................3
1.5.     Effect on Options, Warrants and Convertible Securities.............3
1.6.     Dissenting Shares..................................................4
1.7.     Exchange of Shares; Exchange Procedures............................5
1.8.     Name...............................................................8
1.9.     Certificate of Incorporation of the Surviving Corporation..........8
1.10.    By-Laws of the Surviving Corporation...............................8
1.11.    Directors and Officers of the Surviving Corporation................8
1.12.    Closing............................................................8

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

2.1.     Representations and Warranties of SATX.............................9
          (a)   Due Organization, Good Standing and Corporate Power.........9
          (b)   Authorization and Validity of Agreement.....................9
          (c)   Capitalization.............................................10
          (d)   Subsidiaries...............................................10
          (e)   Consents and Approvals; No Violations......................10
          (f)   SATX Reports and Financial Statements......................11
          (g)   Absence of Certain Changes.................................12
          (h)   Real Property..............................................13
          (i)   Leases.....................................................13
          (j)   Compliance with Laws; Permits..............................13
          (k)   Litigation.................................................13
          (l)   Government Authorization...................................14
          (m)   Employee Benefit Plans.....................................14
          (n)   Insurance..................................................15
          (o)   Disclosure Documents.......................................15
          (p)   Broker's or Finder's Fee...................................16

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          (q)   Environmental Liability....................................16
2.2.     Representations and Warranties of STCL............................16
          (a)   Due Organization; Good Standing and Corporate Power........16
          (b)   Authorization and Validity of Agreement....................17
          (c)   Capitalization.............................................17
          (d)   Subsidiaries...............................................17
          (e)   Consents and Approvals; No Violations......................18
          (f)   STCL Reports and Financial Statements......................18
          (g)   Absence of Certain Changes.................................19
          (h)   Real Property..............................................20
          (i)   Leases.....................................................20
          (j)   Compliance with Laws; Permits..............................20
          (k)   Litigation.................................................21
          (l)   Government Authorization...................................21
          (m)   Employee Benefit Plans.....................................21
          (n)   Insurance..................................................23
          (o)   Contracts and Commitments..................................23
          (p)   Disclosure Documents.......................................23
          (q)   Broker's or Finder's Fee...................................24
          (r)   Environmental Liability....................................24

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

3.1.     Access to Information Concerning Properties and Records...........24
3.2.     Confidentiality...................................................25
3.3.     Registration Statement............................................25
3.4.     Conduct of the Business Pending the Effective Time................26
3.5.     STCL and SATX Stockholders Meeting; Joint Proxy Statement;
           Form S-4........................................................27
3.6.     Reasonable Best Efforts...........................................28
3.7.     Supplemental Disclosure...........................................28
3.8.     Takeover Statutes.................................................28

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO MERGER

4.1.     Conditions Precedent to Obligations of SATX and STCL..............29
          (a)   Approval by SATX's Shareholder.............................29
          (b)   Approval by STCL's Stockholder.............................29

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          (c)   Registration Statement.....................................29
          (d)   Other Approvals............................................29
          (e)   Injunction.................................................29
          (f)   Statutes...................................................29
          (g)   Investment.................................................29
4.2.     Conditions Precedent to Obligations of STCL.......................30
          (a)   Accuracy of Representations and Warranties.................30
          (b)   Performance by SATX........................................30
          (c)   Legal Opinion..............................................30
          (d)   Opinion of Financial Advisor...............................30
4.3.     Conditions Precedent to Obligation of SATX........................30
          (a)   Accuracy of Representations and Warranties.................30
          (b)   Performance by STCL........................................30
          (c)   Legal Opinion..............................................31
          (d)   Opinion of Financial Advisor...............................31

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

5.1.     Termination.......................................................31
5.2.     Effect of Termination.............................................32

                                   ARTICLE VI

                                  MISCELLANEOUS

6.1.     Fees and Expenses.................................................32
6.2.     Negotiations......................................................32
6.3.     Survival of Representations and Warranties........................35
6.4.     Extension; Waiver.................................................35
6.5.     Public Announcements..............................................35
6.6.     Notices...........................................................35
6.7.     Entire Agreement; Severability....................................36
6.8.     Binding Effect; Benefit; Assignment...............................37
6.9.     Amendment and Modification........................................37
6.10.    Further Actions...................................................37
6.11.    Counterparts......................................................37
6.12.    Applicable Law....................................................37
6.13.    "Person" Defined..................................................37
6.14.    Terms Defined in this Agreement...................................38

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2000 ("Agreement"), by and between SATX, Inc., a Nevada corporation ("SATX"), and Shared Technologies Cellular, Inc., a Delaware corporation ("STCL").

         WHEREAS, the respective Boards of Directors of SATX and STCL have determined that it is in the best interests of their respective stockholders for SATX to merge with and into STCL (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the Board of Directors of SATX has, in light of and upon the terms and subject to the conditions set forth herein, resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the stockholders of SATX of this Agreement and the Merger.

         WHEREAS, the Board of Directors of STCL has, in light of and upon the terms and subject to the conditions set forth herein, resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the stockholders of STCL of this Agreement and the Merger.

         WHEREAS, the terms and conditions of the Merger and the mode of carrying the same into effect are set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, conditions and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1.     The Merger.

                  (a) Subject to the terms and conditions of this Agreement, at the time of the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by SATX and STCL in accordance with the Nevada Revised Statutes (the "NRS") and the General Corporation Law of the State of Delaware (the "DGCL") and shall be filed, together with all other filings or recordings required by the NRS and the DGCL to be made in connection with the Merger, on the Closing Date. The Merger shall become effective

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at such time as the Certificate of Merger is duly filed with the Secretary of
State of the State of Delaware, or at such time as is specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware as the effective time of the Merger, in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

                  (b) At the Effective Time, SATX shall be merged with and into STCL whereupon the separate corporate existence of SATX shall cease, and STCL shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

                  (c) Immediately prior to the Effective Time, STCL shall raise a total of $30 million through the sale of shares of Common Stock of STCL, $0.01 par value ("STCL Common Stock") or debt securities of STCL (the "Investment").

                  (d) From and after the Effective Time, the Merger shall have the effects set forth in Chapter 92A of the NRS and Section 259 of the DGCL.

         1.2.     Conversion of SATX Common Stock.

                  (a) At the Effective Time, every four shares of common stock of SATX, $0.001 par value (the "SATX Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of SATX owned by SATX as treasury stock and any SATX Dissenting Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share (the "Exchange Ratio") of fully paid and nonassessable common stock, par value $.01 per share (the "Surviving Corporation Common Stock") of the Surviving Corporation (the "SATX Consideration"); provided, however, that no more than 17 million shares of the Surviving Corporation's Common Stock may be issued in connection with the conversion of SATX Common Stock pursuant to this Section 1.2(a).

                  (b) All of the shares of SATX Common Stock converted into the right to receive the SATX Consideration pursuant to Section 1.2(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of SATX Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Surviving Corporation Common Stock and (ii) cash in lieu of fractional shares into which the shares of SATX Common Stock represented by such Certificate have been converted pursuant to this Section 1.2 and Section 1.7(e). Certificates previously representing shares of SATX Common Stock shall be exchanged for certificates representing whole shares of Surviving Corporation Common Stock and cash in lieu of fractional shares issued in

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consideration therefor upon the surrender of such Certificates in accordance with Section 1.7, without any interest thereon.

         1.3.     Effect on STCL Common Stock.

                  At the Effective Time, each share of STCL Common Stock issued and outstanding immediately prior to the Effective Time (except for STCL Dissenting Shares) shall continue to remain outstanding.

         1.4.     Treasury Stock.

                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all outstanding shares of SATX Common Stock that are owned by SATX as treasury stock or any wholly-owned subsidiary thereof by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of SATX Common Stock shall thereafter cease to have any rights with respect to such shares of SATX Common Stock and no consideration shall be delivered in exchange therefor. At the Effective Time all outstanding shares of STCL Common Stock that are owned by STCL as treasury stock or any wholly-owned subsidiary thereof, shall remain outstanding as treasury stock of STCL or as owned by such wholly-owned subsidiary.

         1.5.     Effect on Options, Warrants and Convertible Securities.

                  (a) At the Effective Time, each option or warrant granted by SATX to purchase shares of SATX Common Stock which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by STCL and converted into an option or warrant to purchase shares of STCL Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

                        (i) the number of shares of STCL Common Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of SATX Common Stock subject to the original option or warrant and (y) the Exchange Ratio;

                       (ii) the exercise price per share of STCL Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of the SATX Common Stock under the original option or warrant divided by (y) the Exchange Ratio; and

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                      (iii)         upon each exercise of options or warrants by
a holder thereof, the aggregate number of shares of STCL Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

         The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                  (b) At the Effective Time, each option or warrant granted by STCL to purchase shares of STCL Common Stock which is outstanding and unexercised immediately prior to the Effective Time shall continue in full force and effect and shall continue to be governed by the agreements by which they were granted.

         1.6.     Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, STCL Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by STCL stockholders who have not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of STCL Common Stock in the manner provided in the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("STCL Dissenting Shares") shall entitle the holders thereof only to such rights as are granted by Section 262 of the DGCL. Each holder of STCL Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if (i) any such holder of STCL Dissenting Shares shall have failed to establish his/her entitlement to appraisal rights as provided in Section 262 of the DGCL,
(ii) any such holder of STCL Dissenting Shares shall have effectively withdrawn his/her demand for appraisal of such shares of STCL Common Stock or lost his/her right to appraisal and payment for his/her shares of STCL Common Stock under
Section 262 of the DGCL or (iii) neither any holder of STCL Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all STCL Dissenting Shares within the time provided in Section 262 of the DGCL, such holder or holders, as the case may be, shall forfeit the right to appraisal of such shares and each such share shall thereupon continue to remain outstanding as of the Effective Time.

                  (b) Notwithstanding anything in this Agreement to the contrary, SATX Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by SATX stockholders who have not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of SATX Common Stock in the manner provided in the NRS and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("SATX Dissenting Shares") shall not be

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converted into or represent a right to receive the SATX Consideration pursuant to Article 1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Chapter 92A of the NRS. Each holder of SATX Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 92A of the NRS shall receive payment therefor from the Surviving Corporation in accordance with the NRS: provided, however, that if (i) any such holder of SATX Dissenting Shares shall have failed to establish his/her entitlement to appraisal rights as provided in Chapter 92A of the NRS, (ii) any such holder of SATX Dissenting Shares shall have effectively withdrawn his/her demand for appraisal of such shares of SATX Common Stock or lost his/her right to appraisal and payment for his/her shares of SATX Common Stock under Chapter 92A of the NRS or (iii) neither any holder of SATX Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all SATX Dissenting Shares within the time provided in Chapter 92A of the NRS, such holder or holders, as the case may be, shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the SATX Consideration with respect to such shares, without interest thereon, as provided in Article 1 hereof.

                  (c) Each of SATX and STCL shall give the other (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Chapter 92A of the NRS received by SATX or pursuant to Section 262 of the DGCL received by STCL and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Chapter 92A of the NRS or Section 262 of the DGCL. SATX and STCL shall not, except with the prior written consent of the other party, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         1.7.     Exchange of Shares; Exchange Procedures.

                  (a) As of the Effective Time, STCL shall deposit with a bank or trust company designated by SATX and STCL (the "Exchange Agent"), for the benefit of the holders of shares of SATX Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates representing the shares of STCL Common Stock issuable and the cash payable under
Section 1.7(e) (such shares of STCL Common Stock, together with any dividends or distributions with respect thereto and any amounts to be paid pursuant to
Section 1.7(e), being hereinafter referred to as the "Exchange Fund") in exchange for outstanding shares of SATX Common Stock.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of SATX Common Stock

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whose shares were converted pursuant to Article 1 into the right to receive the
SATX Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SATX and STCL may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the SATX Consideration (plus cash in lieu of fractional shares, if any, of SATX Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of STCL Common Stock which such holder has the right to receive pursuant to the provisions of this Article 1 (and cash in lieu of fractional shares) and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of SATX Common Stock which is not registered in the transfer records of SATX, a certificate representing the proper number of shares of STCL Common Stock may be issued to a transferee if the Certificate formerly representing such SATX Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the SATX Consideration that the holder thereof has the right to receive in respect to such Certificate pursuant to the provisions of this Article 1, certain dividends or other distributions, if any, in accordance with Section 1.7(c) and cash in lieu of any fractional shares in accordance with Section 1.7(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article 1.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to STCL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of STCL Common Stock issuable upon surrender thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of STCL Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of STCL Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with respect to such whole shares of STCL Common Stock with a record date after the Effective Time and a payment date prior to their date of issuance to such holder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of STCL Common Stock. Notwithstanding anything in this Agreement to the

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contrary, STCL agrees that from and after the Effective Time it will treat the shares of STCL Common Stock issuable in connection with the Merger as outstanding for purposes of notice, quorum and voting.

                  (d) All shares of STCL Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of SATX Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

                  (e) No Certificate or scrip representing fractional shares of STCL Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of STCL. Each holder of SATX Common Stock entitled to receive a fractional share of the Surviving Corporation will receive in lieu thereof an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of SATX Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of STCL Common Stock as reported on the OTC Electronic Bulletin Board on the first day shares of STCL Common Stock trade after the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates subject to and in accordance with the terms of
Section 1.7(c).

                  (f) Any portion of the Exchange Fund which remains undistributed to the former holders of the Certificates for 180 days after the Effective Time shall be delivered to STCL, upon demand, and any holders of the Certificates who have not previously complied with this Section 1.7 shall thereafter look only to STCL for payment of their claim for the SATX Consideration, and any cash in lieu of fractional shares of STCL Common Stock.

                  (g) Neither STCL nor the Exchange Agent shall be liable to any former holder of shares of STCL Common Stock or SATX Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, of required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the SATX Consideration and, if

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applicable, any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

         1.8. Name. The name of the Surviving Corporation shall be ShareTech, Inc.

         1.9. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of STCL, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

         1.10. By-Laws of the Surviving Corporation. The By-Laws of STCL, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

         1.11. Directors and Officers of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall be as follows, (as well as three outside directors to be appointed by the board):

                           Anthony D. Autorino, Vice Chairman
                           Sean P. Hayes
                           Merritt W. Jesson, Chairman
                           Kosti Shirvanian

         The Officers of the Surviving Corporation shall be as follows:

                           Sean P. Hayes, President
                           Merritt W. Jesson, Chief Executive Officer
                           Vincent DiVincenzo, Chief Financial Officer

         1.12. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Schifino & Fleischer, P.A., One Tampa City Center, 201 North Franklin Street, Suite 2700, Tampa, Florida, as soon as practicable after the last of the conditions set forth in Article IV hereof is fulfilled or waived (subject to applicable law), but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as SATX and STCL shall mutually agree (the "Closing Date").

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of SATX. SATX hereby represents and warrants to STCL as follows:

                  (a) Due Organization, Good Standing and Corporate Power. Each of SATX and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SATX and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SATX. For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, or condition (financial or otherwise) of the Person (as defined in Section 6.13) and its Subsidiaries taken as a whole. The term "Subsidiary" as used in this Agreement refers to any Person in which SATX or STCL, as the case may be, owns any equity interest and shall include all joint ventures. SATX has made available to STCL true and complete copies of its Articles of Incorporation, as amended to date, its By-Laws, as amended to date and copies of the minutes of its Board of Directors and of committees of the Board of Directors (except as the same relate to the transactions contemplated hereby). Except for capital stock of its Subsidiaries, SATX does not own any stock, partnership or other equity interest in, or any debt or equity securities of, any person.

                  (b) Authorization and Validity of Agreement. SATX has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SATX, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of SATX is necessary to authorize the execution, delivery and performance of this Agreement by SATX and the consummation of the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of SATX Common Stock). This Agreement has been duly executed and delivered by SATX and is a valid and binding obligation of SATX enforceable against SATX in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable

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principles. SATX's Board of Directors, at meetings duly called and held, have, subject to the provisions of Section 6.2 hereof, approved and adopted this Agreement and the transactions contemplated hereby and authorized the execution of this Agreement and resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders.

                  (c)      Capitalization.

                        (i) The authorized capital stock of SATX consists of 100,000,000 shares of common stock, $.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value, of which no shares of preferred stock are outstanding. As of the close of business on November 14, 2000, 73,371,392 shares of SATX Common Stock are issued and outstanding and 8,573,809 shares (based on the market price of the SATX Common Stock as of November 14, 2000 - see Schedule 2.1(c)) are reserved for issuance. All of the issued and outstanding shares of SATX Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Set forth on Schedule 2.1(c) is a true and correct summary of all outstanding options, warrants, rights, subscriptions or claims to purchase SATX Common Stock and securities convertible into or exchangeable for SATX Common Stock, contingent or otherwise, and the material terms thereof.

                  (d) Subsidiaries. Schedule 2.1(d) lists all of SATX's Subsidiaries and the percentage of the outstanding equity interests of each Subsidiary owned by SATX. All of the outstanding shares of capital stock or other equity interests, owned by SATX, of each of SATX's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by SATX free and clear of all liens, charges, encumbrances, options, claims or security interests of any kind or nature whatsoever. Except as set forth on Schedule 2.1(d), no shares of capital stock of any of SATX's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary of SATX, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Except for the Subsidiaries listed on Schedule 2.1(d), SATX does not own, directly or indirectly, any capital stock or other equity interest in any Person.

                  (e) Consents and Approvals; No Violations. Assuming (i) compliance with any requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and any requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the

"Securities Act"), relating to the Joint Proxy Statement and the registration of the Post Merger Common Stock to be issued to holders of SATX Common Stock, (ii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the FBCA and DGCL, and (iii) the approval of the Merger by the holders of a majority of the outstanding shares of SATX Common Stock, the execution and delivery of this Agreement by SATX and the consummation by SATX of the transactions contemplated hereby will not: (1) violate any provision of the Articles of Incorporation or By-Laws of SATX or any of SATX's Subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to SATX or any of SATX's Subsidiaries, or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, order or authorization of, registration, declaration or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of SATX or any of SATX's Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which SATX or any of SATX's Subsidiaries is a party, or by which it or any of their respective properties or assets may be bound, excluding from the foregoing clauses (2), (3) and (4) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on SATX.

                  (f) SATX Reports and Financial Statements. Since April 4, 2000, SATX has filed all registration statements, prospectuses, schedules, statements, forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws and the Commission's rules and regulations promulgated thereunder, and, except to the extent revised or superseded by a subsequent filing filed with the Commission prior to the date hereof, all forms, registration statements, prospectuses, schedules, statements, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. SATX has heretofore made available to STCL true and complete copies of all forms, reports, registration statements and other filings filed by SATX with the Commission since April 4, 2000 (such forms, reports, registration statements and other filings, together with any amendments thereto, are sometimes collectively referred to as "SATX's Commission Filings"). As of their respective dates, except to the extent revised or superseded by a subsequent filing filed with the Commission prior to the date hereof, SATX's Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the (i) consolidated balance sheets as of the end of the fiscal years ended December 31, 1997, 1998 and 1999 and as of the end of the fiscal quarters ended March 31, and June 30 of 2000, and (ii) the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000, as included in SATX's Commission Filings, were all prepared in accordance with GAAP, as in effect from time to time, applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements, none of which individually or in the aggregate had or could have a Material Adverse Effect).

                  (g) Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as previously disclosed in SATX's Commission Filings, SATX and its Subsidiaries have (i) conducted their respective businesses in the ordinary course, consistent with past practice, and (ii) since December 31, 1999, there has not been:

                        (i) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on SATX;

                       (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of SATX Common Stock, or any repurchase, redemption or other acquisition by SATX or any of its Subsidiaries of any outstanding shares of SATX Common Stock or any securities convertible into SATX Common Stock, except as set forth on Schedule 2.1(g)(ii);

                      (iii) any amendment of any material term of SATX Common Stock or any securities convertible into SATX Common Stock, other than as contemplated by this Agreement;

                       (iv) any material transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) SATX or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by SATX or any of its Subsidiaries of any contract or other right, in either case, material to SATX and any of its Subsidiaries, taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement, except as set forth on Schedule 2.1(g)(iv);

                        (v) any change in any method of accounting or accounting practices by SATX or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

                  (h) Real Property. Each of SATX and its Subsidiaries has good, valid and marketable title to its real property, subject to no encumbrance, lien, charge or other restriction, except as set forth on Schedule 2.1(h).

                  (i) Leases. Schedule 2.1(i) contains an accurate and complete description of the terms of each Lease ("Lease" shall mean each lease pursuant to which SATX or any of its Subsidiaries leases any real or personal property). To SATX's knowledge, each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all encumbrances. Except for defaults which individually or in the aggregate have not had and will not have a Material Adverse Effect, there are no existing defaults by SATX or any of its Subsidiaries under any of the Leases. No event has occurred, since June 1, 1999 (whether with or without notice, lapse of time or the happening or occurrence of any other event), that would constitute a default under any Lease. Neither SATX nor any of its Subsidiaries has received notice, or has any other reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any modification of the rights or obligations of the lessee thereunder.

                  (j) Compliance with Laws; Permits. SATX and each of its Subsidiaries are in material compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect on SATX. Since December 31, 1999, SATX has not received any notice alleging non-compliance. SATX and each of its Subsidiaries
(a) has all permits, approvals and other authorizations ("Permits") necessary for the conduct and operation of its businesses as currently conducted, and (b) uses its assets in compliance with the terms of such Permits, except for any Permits not obtained or any noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (k) Litigation. Except as disclosed in SATX's Commission Filings or as set forth in Schedule 2.1(k), there is no and, since December 31, 1999 there has been no, action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to SATX's knowledge any investigation by) any governmental or other instrumentality or agency, pending, or, to SATX's knowledge, threatened, against or affecting SATX or any of its Subsidiaries, or any of their properties or rights which could have a Material Adverse Effect on SATX or any of its Subsidiaries or prevent or delay the consummation of the Merger. There are no such suits, actions, claims, proceedings or investigations pending or, to SATX's knowledge, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as disclosed in SATX's Commission Filings or in Schedule 2.1(k), neither SATX or any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a Material Adverse Effect on SATX or on the ability of SATX or any of its Subsidiaries to conduct its business as presently conducted. For the purposes of this Agreement, the term "knowledge" shall mean actual knowledge.

                  (l) Government Authorization. The execution, delivery and performance by SATX of this Agreement and the consummation by SATX of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a Certificate of Merger in connection with the Merger in accordance with the FBCA and the DGCL, (ii) compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the Securities Act, or (iv) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on SATX or prevent or materially delay SATX's consummation of the Merger.

                  (m)      Employee Benefit Plans.

                  (i) List of Plans. Set forth in Schedule 2.2(m) is an accurate and complete list of all employee benefit plans stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, or severance plans, employment or consulting agreement, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees) employed in the United States, established, maintained or contributed to by SATX or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 2.2(m), all employers, whether or not incorporated, which by reason of common control are treated together with SATX as a single employer within the meaning of Section 414 of the Code) ("SATX Benefit Plans")

                  (ii) Status of Plans. None of the SATX Benefit Plans are "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither SATX nor any of its Subsidiaries have incurred, or is reasonably likely to incur any material liability under Title IV of ERISA.

                  (iii) Contributions. All amounts which SATX or any of its Subsidiaries is required, under applicable law or under any SATX Benefit Plan or any agreement relating to any SATX Benefit Plan to which SATX or any of its Subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such SATX Benefit Plan ended prior to the date hereof, have either been paid or properly accrued on the financial statements contained in SATX's financial statements (the "Financial Statements"). SATX has made any accruals on its Financial Statements that are required in accordance with GAAP for contributions that have not been made because they are not yet due under the terms of any SATX Benefit Plan or related agreements. Benefits under all SATX Benefit Plans are as represented and have not been materially increased subsequent to the date as of which documents have been provided to SATX.

                  (iv) Documents. SATX has delivered, caused to be delivered, or made available to STCL or its counsel true and complete copies of all material SATX Benefit Plans as in effect, together with all material amendments thereto which will become effective at a later date.

                  (v) Foreign Plans. SATX and its Subsidiaries do not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

                  (n) Insurance. SATX has made available to STCL a schedule of insurance coverage and policies currently maintained by SATX and its Subsidiaries. Since June 1, 1999, (a) neither SATX nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither SATX nor any of its Subsidiaries has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to SATX or any of its Subsidiaries in the future or that any insurance coverage presently provided for will not be available to SATX or any of its Subsidiaries in the future on substantially the same terms as now in effect, and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting SATX or any of its Subsidiaries.

                  (o) Disclosure Documents. Neither the joint proxy statement (the "Joint Proxy Statement") nor the Registration Statement on Form S-4 (the "Form S-4"), each to be filed with the Commission in connection with the Merger, nor any amendment or supplement thereto, will contain (i) at the date the Joint Proxy Statement or any such amendment or supplement is first mailed to stockholders of STCL and SATX, (ii) at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, with respect to the Joint Proxy Statement or (iii) the date the Form S-4 or any amendment thereto is filed with the Commission, with respect to the Form S-4, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement and the Form S-4 will, when filed, each comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by SATX in this Section 2.1(o) with respect to statements made or incorporated by reference therein based on information supplied by STCL for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

                  (p) Broker's or Finder's Fee. No agent, broker, Person or firm on behalf of SATX is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  (q) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on SATX or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against SATX or any of its Subsidiaries, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on SATX or any of its Subsidiaries. To the knowledge of SATX and its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on SATX or any of its Subsidiaries. Neither SATX nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on SATX or any of its Subsidiaries.

         2.2. Representations and Warranties of STCL. STCL represents and warrants to SATX as follows:

                  (a) Due Organization; Good Standing and Corporate Power. Each of STCL and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of STCL and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on STCL. STCL has made available to SATX true and complete copies of its Certificate of Incorporation, as amended to date, its By-Laws, as amended to date and copies of the minutes of its Board of Directors and of committees of the Board of Directors (except as the same relate to the transactions contemplated hereby).

                  (b) Authorization and Validity of Agreement. STCL has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by STCL, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate or stockholder action on the part of STCL is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of STCL Common Stock). This Agreement has been duly executed and delivered by STCL and is a valid and binding obligation of STCL, enforceable against STCL in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by general equitable principles. STCL's Board of Directors, at a meeting duly called and held, has, subject to the provisions of Section 6.2 hereof, (i) determined that this Agreement and the transactions contemplated hereby are fair and in the best interest of STCL's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and authorized the execution of this agreement, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders.

                  (c) Capitalization. The authorized capital stock of STCL consists of 30,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value, of which no shares of preferred stock are outstanding. As of the close of business on October 4, 2000, [ ] shares of STCL Common Stock are issued and outstanding, and [ ] shares are reserved for issuance. All issued and outstanding shares of STCL Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Set forth on Schedule 2.2(c) is a true and correct summary of all outstanding options, warrants, rights, subscriptions or claims to purchase STCL Common Stock and securities convertible into or exchangeable for STCL Common Stock, contingent or otherwise, and the material terms thereof.

                  (d) Subsidiaries. Schedule 2.2(d) lists all of STCL's Subsidiaries, and the percentage of outstanding shares of each Subsidiary owned by STCL. All of the outstanding shares of capital stock or other equity interests of each of STCL's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by STCL, free and clear of all liens, charges, encumbrances, options, claims or security interests of any kind or nature whatsoever. Except as set forth in Schedule 2.2(d), no shares of capital stock of any of STCL's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary of STCL, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Except for the Subsidiaries listed on Schedule 2.2(d), STCL does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person.

                  (e) Consents and Approvals; No Violations. Assuming (i) compliance with any requirements of the Exchange Act and any requirements of the Securities Act, the rules and regulations promulgated thereunder relating to the Joint Proxy Statement, (ii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the FBCA and the DGCL, and
(iii) the approval of this Agreement by the holders of a majority of the outstanding shares of STCL Common Stock, the execution and delivery of this Agreement by STCL and the consummation by STCL of the transactions contemplated hereby will not, except as set forth on Schedule 2.2(e): (1) violate any provision of the Certificate of Incorporation or By-Laws of STCL; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to STCL or by which its properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, order or authorization of, registration, declaration or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of STCL or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which STCL or any of its Subsidiaries is a party, or by which they or their respective properties or assets may be bound, excluding from the foregoing clauses (2), (3) and (4) violations, filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on STCL.

                  (f) STCL Reports and Financial Statements. Since December 31, 1999, STCL has filed all registration statements, prospectuses, schedules, statements, forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations promulgated thereunder, and, except to the extent revised or superseded by a subsequent filing filed with the Commission prior to the date hereof, all forms, registration statements, prospectuses, schedules, statements, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission's rules and regulations promulgated thereunder. STCL has heretofore made available to SATX true and complete copies of all forms, reports, registration statements and other filings filed by STCL with the Commission since December 31, 1999 (such forms, reports, registration statements and other filings, together with any amendments thereto, are sometimes collectively referred to as "STCL's Commission Filings"). As of their respective dates, except to the extent revised or superseded by a subsequent filing filed with the Commission prior to the date hereof, STCL's Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the (i) consolidated balance sheets as of the end of the fiscal years ended December 31, 1997, 1998 and 1999 and as of the end of the fiscal quarters ended March 31, and June 30 of 2000, and (ii) the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of changes in financial position for the years ended December 31, 1997, 1998 and 1999 and for each of the fiscal quarters ended March 31 and June 30 2000, as included in STCL's Commission Filings, were all prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of STCL and its consolidated Subsidiaries as of the dates thereof, and the results of their operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements, none of which individually or in the aggregate had or could have a Material Adverse Effect).

                  (g) Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as previously disclosed in STCL's Commission Filings, STCL and its Subsidiaries have (i) conducted their respective businesses in the ordinary course, consistent with past practice, and (ii) since December 31, 1999, there has not been:

                        (i) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on STCL;

                       (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of STCL Common Stock, or any repurchase, redemption or other acquisition by STCL or any of its Subsidiaries of any outstanding shares of

STCL Common Stock or any securities convertible into STCL Common Stock except as set forth on Schedule 2.2(g);

                      (iii) any amendment of any material term of any outstanding security of STCL or any of its Subsidiaries;

                       (iv) any material transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) STCL or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by STCL or any of its Subsidiaries of any contract or other right, in either case, material to STCL and any of its Subsidiaries, taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

                        (v) any change in any method of accounting or accounting practices by STCL or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

                  (h) Real Property. Neither STCL nor any of its Subsidiaries own any real estate.

                  (i) Leases. Schedule 2.2(i) contains an accurate and complete description of the terms of each Lease ("Lease" shall mean in this Section 2.2(i) each lease pursuant to which STCL or any of its Subsidiaries leases any personal property). To STCL's knowledge, each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all encumbrances. Except for defaults which individually or in the aggregate have not had and will not have a Material Adverse Effect, there are no existing defaults by STCL or any of its Subsidiaries under any of the Leases. No event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a default under any Lease. Neither STCL nor any of its Subsidiaries has received notice, or has any other reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any modification of the rights or obligations of the lessee thereunder.

                  (j) Compliance with Laws; Permits. STCL and its Subsidiaries are in material compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a Material Adverse Effect on STCL. Since December 31, 1999 STCL has not received any notice alleging any such non-compliance. Each of STCL and its Subsidiaries (a) has all Permits necessary for the conduct and operation of its businesses as currently conducted and (b) uses its assets in compliance with the terms of such Permits, except for any Permits not obtained or any noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (k) Litigation. Except as disclosed in the STCL's Commission Filings or as set forth in Schedule 2.2(k), there is no and, since December 31, 1999 there has been no, action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to STCL's knowledge, any investigation by) any governmental or other instrumentality or agency, pending, or, to STCL's knowledge, threatened, against STCL or any of its Subsidiaries, or any of their properties or rights which could have a Material Adverse Effect on STCL or prevent or delay the consummation of the Merger. There are no such suits, actions, claims, proceedings or investigations pending or, to STCL's knowledge, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as disclosed in STCL's Commission Filings or Schedule 2.2(k), neither STCL nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a Material Adverse Effect on STCL.

                  (l) Government Authorization. The execution, delivery and performance by STCL of this Agreement and the consummation by STCL of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than

                        (i) the filing of a Certificate of Merger in connection with the Merger in accordance with the NRS and the DGCL,

                       (ii) compliance with any applicable environmental transfer statutes,

                      (iii) compliance with any applicable requirements of the Exchange Act,

                       (iv) compliance with any applicable requirements of the Securities Act, or

                        (v) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on STCL or prevent or materially delay STCL's consummation of the Merger.

                  (m)      Employee Benefit Plans.

                  (i) List of Plans. Set forth in Schedule 2.2(m)(i) is an accurate and complete list of all employee benefit plans, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, or severance plans, employment or consulting agreement, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees) employed in the United States, established, maintained or contributed to by STCL or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 2.2(m), all employers, whether or not incorporated, which by reason of common control are treated together with STCL as a single employer within the meaning of Section 414 of the Code) ("STCL Benefit Plans")

                  (ii) Status of Plans. Neither STCL nor any of its Subsidiaries maintains or contributes to any STCL Benefit Plan subject to ERISA which is not in substantial compliance with ERISA. None of the STCL Benefit Plans are subject to the minimum funding requirements of Section 412 of the Code, or subject to Title IV of ERISA, or multiemployer plans (as defined in Section 4001(a)(3) of ERISA). Neither STCL nor any of its Subsidiaries have incurred, or is reasonably likely to incur any material liability under Title IV of ERISA.

                  (iii) Contributions. All amounts which STCL or any of its Subsidiaries is required, under applicable law or under any STCL Benefit Plan or any agreement relating to any STCL Benefit Plan to which STCL or any of its Subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such STCL Benefit Plan ended prior to the date hereof, have either been paid or properly accrued on the financial statements contained in STCL's financial statements (the "Financial Statements"). STCL has made any accruals on its Financial Statements that are required in accordance with GAAP for contributions that have not been made because they are not yet due under the terms of any STCL Benefit Plan or related agreements. Benefits under all STCL Benefit Plans are as represented and have not been materially increased subsequent to the date as of which documents have been provided to STCL.

                  (iv) Transactions. Neither STCL nor any of its Subsidiaries has engaged in any transaction with respect to the STCL Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor has any of their respective directors, officers or employees to the extent they or any of them are fiduciaries with respect to such Plans, materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.

                  (v) Documents. STCL has delivered, caused to be delivered, or made available to SATX or its counsel true and complete copies of
(1) all material STCL Benefit Plans as in effect, together with all material amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such STCL Benefit Plan qualified under Section 401 or 501 of the Code, and
(2) the most recent Form 5500 for the STCL Benefit Plan, if applicable.

                  (vi) Foreign Plans. STCL and its Subsidiaries do not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

                  (n) Insurance. STCL has made available to SATX a schedule of insurance coverage and policies currently maintained by STCL and its Subsidiaries. Furthermore, (a) neither STCL nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither STCL nor any of its Subsidiaries has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to STCL or any of its Subsidiaries in the future or that any insurance coverage presently provided for will not be available to STCL or any of its Subsidiaries in the future on substantially the same terms as now in effect, and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting STCL or any of its Subsidiaries.

                  (o) Contracts and Commitments. Except as provided in STCL's Financial Statements, or except as set forth on Schedule 2.2(o):

                        (i) Neither STCL nor any of its Subsidiaries has any outstanding contracts with stockholders, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers outside the ordinary course of business.

                       (ii) Neither STCL nor any of its Subsidiaries is a party to any agreement that materially restricts it from carrying on its business as currently conducted.

                      (iii) Neither STCL nor any of its Subsidiaries is a party to any agreement to assume or become obligated for any debt obligations of others.

                  (p) Disclosure Documents. Neither the Joint Proxy Statement nor the Form S-4, nor any amendment or supplement thereto, will contain (i) at the date the Joint Proxy Statement or any such amendment or supplement is first mailed to stockholders of STCL and SATX, (ii) at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, with respect to the Joint Proxy Statement, or
(iii) the date the Form S-4 or any amendment thereto is filed with the Commission, with respect to the Form S-4, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, this representation or warranty is made by STCL in this Section 2.2(p) only with respect to statements made or incorporated by reference therein based on information supplied by STCL for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

                  (q) Broker's or Finder's Fee. Except for Credit Suisse First Boston, no agent, broker, Person or firm acting on behalf of STCL is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  (r) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on STCL or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against STCL or any of its Subsidiaries, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on STCL or any of its Subsidiaries. To the knowledge of STCL and its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on STCL or any of its Subsidiaries. Neither STCL nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on STCL or any of its Subsidiaries.

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

         3.1. Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending at the Effective Time, each of SATX and STCL shall, and shall cause each of their respective Subsidiaries to, upon reasonable notice and subject to applicable laws relating to the exchange of information, afford the other party, and its respective counsel, accountants and other authorized representatives, full access during normal business hours to the properties, books and records of itself and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire. No such investigation shall, however, affect the representations and warranties made by each party to this Agreement. Each party hereto agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the other party may from time to time request. Neither SATX nor STCL nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of SATX's or STCL's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of SATX and STCL shall hold all information furnished by or on behalf of the other party or any of such party's subsidiaries or representatives pursuant to this Section 3.1 in confidence to the extent required by, and in accordance with, the provisions of Section 3.2.

         3.2. Confidentiality. Prior to the Effective Time and for a period of one year after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, including but not limited to the securities laws, all confidential documents and information concerning the other parties hereto and their Subsidiaries, furnished to such party in connection with the transactions contemplated by this Agreement, except to the extent that such information is finally determined by a court of competent jurisdiction to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired by such party from sources other than the parties hereto who such party has a bona fide belief is not subject to a confidentiality agreement regarding such information; provided, however, that such party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, agents and representatives (collectively, "Agents") in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially and any breach by any such Agent shall be deemed to conclusively be a breach by the applicable party hereto for whom such Agent is an Agent. If this Agreement is terminated for any reason, each party hereto will, and will use its best efforts to cause its Agents to, destroy or deliver to the party from whom such material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

         3.3. Registration Statement. As promptly as practicable, STCL and SATX shall in consultation with each other prepare and file with the SEC the Joint Proxy Statement in preliminary form. Each of them shall use its reasonable best efforts to have the Joint Proxy Statement cleared by the SEC and the Form S-4 declared effective as soon as practicable.

STCL shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each of STCL and SATX shall furnish all information concerning STCL and SATX and the holders of STCL Common Stock or SATX Common Stock as may be reasonably requested in connection with any such action. If, at any time prior to the Effective Time, any event or circumstances relating to SATX, any Subsidiary of SATX, STCL, any Subsidiary of STCL, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Form S-4 or Joint Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

         3.4. Conduct of the Business Pending the Effective Time. SATX and STCL each agrees, except as permitted, required or specifically contemplated by, or otherwise described in this Agreement, or otherwise consented to or approved in writing by the other (such consent not to be unreasonably withheld or delayed), that during the period commencing on the date hereof and ending at the Effective
Time:

                  (a) Each of SATX and STCL and their respective Subsidiaries will (i) conduct their operations according to their ordinary and usual course of business, (ii) use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees, and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them and (iii) take no action which would adversely affect or delay the ability of either SATX or STCL to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

                  (b) Neither SATX, STCL nor any of their respective Subsidiaries shall, except as otherwise contemplated in this Agreement, (i) make any change in or amendment to their charter or by-laws (or comparable governing documents); (ii) issue or sell any shares of their capital stock (other than in connection with the exercise of options, warrants or convertible securities outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in their capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of their capital stock; (iv) enter into any contract or commitment except contracts in the ordinary course of business;
(v) acquire a material amount of assets or securities; (vi) amend any employee or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement, or pay any bonus or contingent compensation; provided, however, that SATX, STCL and their respective Subsidiaries may take such actions so long as and to the extent that the same are consistent with prior practices; (vii) change or permit to change any method of accounting or accounting practices used by it, except for any such change which is not material or which is required by reason of a concurrent change in GAAP; (viii) agree, in writing or otherwise, to take any of the foregoing actions; (ix) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements); (x) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person or release or relinquish any material contract rights, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement; (xi) settle any material claim, action or proceeding involving money damages; or (xii) make or change any material tax election; and

                  (c) Neither SATX nor STCL shall, nor permit any of their Subsidiaries to, take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in this Agreement to be untrue as of the Closing Date or in any of the conditions to the merger set forth in Article IV not being satisfied or in violation of any provisions of this Agreement, except in every case, as may be required by applicable law.

                  3.5 STCL and SATX Stockholders Meeting; Joint Proxy Statement; Form S-4.

                  (a) STCL and SATX, acting through their respective Boards of Directors, shall, subject to and in accordance with applicable law and their respective Certificates of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date on which the Form S-4 becomes effective, meetings of the holders of STCL Common Stock and SATX Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and (i) except as required to comply with the fiduciary duties of the respective Boards of Directors as advised by outside counsel, recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the holders of STCL Common Stock and SATX Common Stock and include in the Joint Proxy Statement such recommendation, and (ii) except as required to comply with the fiduciary duties of their respective Boards of Directors as advised by outside counsel, take all reasonable action to solicit and obtain such approval.

                  (b) Each of SATX and STCL, as promptly as practicable following effectiveness of the Form S-4, shall cause the definitive Joint Proxy Statement to be mailed to its stockholders.

         3.6. Reasonable Best Efforts. Each of SATX and STCL shall, and each shall cause its respective Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         3.7. Supplemental Disclosure. Each of SATX and STCL shall give the other party prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of SATX or STCL, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article IV of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

         3.8. Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such reasonable actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO MERGER

         4.1. Conditions Precedent to Obligations of SATX and STCL. The respective obligations of SATX, on the one hand, and STCL, on the other, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:

                  (a) Approval by SATX's Stockholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of SATX in accordance with applicable law and the provisions of SATX's Articles of Incorporation and By-Laws;

                  (b) Approval by STCL's Stockholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of STCL in accordance with applicable law and the provisions of STCL's Certificate of Incorporation and By-Laws;

                  (c) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission;

                  (d) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

                  (e) Injunction. No injunction, decree or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority of competent jurisdiction which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement; and

                  (f) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, materially restricts or makes illegal the consummation of the Merger.

                  (g) Investment. The Investment shall have been consummated on terms reasonably acceptable to each of STCL and SATX.

         4.2. Conditions Precedent to Obligations of STCL. The obligation of STCL to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. All representations and warranties of SATX contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date (except as to any such representation and warranty which relates to a specific date, which shall be true and correct as of such specific date), and STCL shall have received a certificate signed on behalf of SATX by the chief executive officer or the chief financial officer of SATX to such effect;

                  (b) Performance by SATX. SATX shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date; and STCL shall have received a certificate signed on behalf of SATX by the chief executive officer or the chief financial officer of SATX to such effect;

                  (c) Legal Opinion. STCL shall have received the favorable opinion of special Nevada counsel for SATX, in a form satisfactory to STCL.

                  (d)      Opinion of Financial Advisor.

         STCL shall have received the opinion of its financial advisor as to the fairness of the transaction to its shareholders, from a financial point of view.

         4.3. Conditions Precedent to Obligation of SATX. The obligation of SATX to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. All representations and warranties of STCL contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date (except as to any such representation and warranty which relates to a specific date, which shall be true and correct as of such specific date), and SATX shall have received a certificate signed on behalf of STCL by the chief executive officer or the chief financial officer of STCL to such effect;

                  (b) Performance by STCL. STCL shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date; SATX shall have received a certificate signed on behalf of STCL by the chief executive officer or the chief financial officer of STCL to such effect.

                  (c) Legal Opinion. SATX shall have received the favorable opinion of Cahill Gordon & Reindel, counsel for STCL, substantially in a form satisfactory to SATX.

                  (d)      Opinion of Financial Advisor.

         SATX shall have received the opinion of its financial advisor as to the fairness of the transaction to its shareholders, from a financial point of view.

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

         5.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by STCL's and SATX's respective stockholders:

                  (a) by mutual consent of the Board of Directors of SATX and STCL;

                  (b) by the Board of Directors of SATX or STCL, if the Effective Time shall not have occurred by February 28, 2001 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein);

                  (c) by any of the parties, if any permanent injunction, order, decree or ruling by any governmental entity or competent jurisdiction preventing the consummation of the Merger and the Investment shall become final and nonappealable;

                  (d) by the Boards of Directors of SATX on the one hand and STCL on the other (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the other party; provided, however, that each of SATX on the one hand and STCL on the other shall have the right to cure any such breach within fifteen days of written notice of any such breach given by the other party;

                  (e) by the Boards of Directors of SATX or STCL, if the approval of this Agreement and the Merger by the required number of holders of the STCL Common Stock on the one hand and SATX Common Stock on the other hand shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting (including any adjournment or postponement thereof) of STCL's or SATX's respective stockholders; provided, however, that if the failure to obtain such required vote is the result of the failure of STCL or SATX to obtain a quorum at its meeting of stockholders, STCL or SATX will immediately call an additional meeting if so requested by the other party; or

                  (f) by the Board of Directors of SATX on the one hand or STCL on the other if the Board of Directors of STCL or SATX shall have withdrawn its approval or recommendation of the Merger or modified its approval or recommendation in any manner adverse to the other party; provided, however, that the right to terminate this Agreement shall not be available to a party that has breached in any material respect its obligations under the Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

         5.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1 hereof by SATX or STCL, written notice thereof shall promptly be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and, except as set forth in Section 6.2(e), there shall be no liability hereunder on the part of SATX or STCL, except that Sections 3.2,
6.1 and 6.2 hereof shall survive any termination of this Agreement. Nothing in this Section 5.2 shall relieve any party to this Agreement of liability or damages for willful breach of any provision of this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1. Fees and Expenses. Except as set forth in Section 6.2 below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided however, that if the Merger is consummated, all of such reasonable costs and expenses shall be borne by the Surviving Corporation.

         6.2. Negotiations.

                  (a) STCL, SATX and their respective Agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the Closing or earlier termination of this Agreement, each of STCL and SATX shall not, nor shall either permit any of their respective Agents or any investment banker, financial advisor, attorney, accountant or other representative retained by either SATX or STCL to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action to facilitate, the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of STCL or SATX, as the case may be, determines in good faith, after consultation with legal counsel, that it may be necessary to do so in order to comply with its fiduciary duties to STCL's or SATX's stockholders under applicable law, STCL or SATX, as the case may be, may, in response to an unsolicited Superior Proposal, and subject to compliance with Section 6.2(c),
(x) furnish information with respect to STCL or SATX to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement no less restrictive than the terms contained in Section 3.2, and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of STCL or SATX or 20% or more of any class of equity securities of STCL or SATX, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of STCL or SATX, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving STCL or SATX (other than the transactions between the parties hereto contemplated by this Agreement), or any other transaction of a similar nature the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal made by a third party on terms which the Board of Directors of STCL or SATX determines in its good faith judgment (after consultation with an experienced investment banker) to be more favorable to STCL's or SATX's stockholders than the terms of the Merger set forth in this Agreement.

                  (b) Except as set forth in this Section 6.2, neither the Board of Directors of STCL or SATX nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SATX or STCL, as the case may be, the approval or recommendation of this Agreement or the Merger by such Board of Directors or such committee, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or
(iii) cause STCL or SATX to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of STCL or SATX, as the case may be, determines in good faith, after consultation with legal counsel (who may be STCL's or SATX's regularly engaged counsel), that it may be necessary to do so in order to comply with its fiduciary duties to STCL's or SATX's stockholders under applicable law, the Board of Directors of STCL or SATX may (subject to the other provisions of this Article VI) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, cause STCL or SATX, as the case may be, to enter into an agreement with respect to a Superior Proposal or terminate this

Agreement, but in each case only at a time that is after the fifth business day following SATX's or STCL's receipt of written notice (a "Notice of Superior Proposal") advising SATX or STCL, as the case may be, that the Board of Directors of STCL or SATX has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Upon receiving the Notice of Superior Proposal, SATX or STCL shall have the opportunity to propose an amendment to this Agreement. If after taking into account such amendment, the Board of Directors of STCL or SATX still determines in good faith that the Acquisition Proposal constitutes a Superior Proposal, the Board may then (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SATX or STCL, as the case may be, the approval or recommendation of this Agreement or the Merger by such Board of Directors or such committee, (2) approve or recommend, or propose to approve or recommend, such Superior Proposal, or (3) cause STCL or SATX, as the case may be, to enter into any agreement with respect to such Superior Proposal.

                  (c) In addition to the obligations of STCL and SATX set forth in paragraphs (a) and (b) of this Section 6.2, STCL and SATX shall promptly advise the other parties hereto orally and in writing of any request for information or of any Acquisition Proposal, the material terms and the financial consideration in respect of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

                  (d) Nothing contained in this Section 6.2 shall prohibit STCL or SATX from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to STCL's or SATX's stockholders if, in the good faith judgment of the Board of Directors of STCL or SATX, after consultation with independent legal counsel, failure to so disclose would be inconsistent with its fiduciary duties to STCL's or SATX's stockholders under applicable law.

                  (e) In the event SATX or STCL terminates this Agreement pursuant to Section 5.1(d) or 5.1(f), SATX or STCL, as the case may be, will pay to the other party the sum of $500,000.

                  (f)      In the event STCL or SATX breaches the provisions of
Section 6.2(a) or 6.2(b), or the Board of Directors of STCL or SATX determines as provided in Section 6.2(b) that an Acquisition Proposal constitutes a Superior Proposal and it (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to SATX or STCL, as the case may be, the approval or recommendation of this Agreement or the Merger by such Board of Directors or committee thereof, (2) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal, (3) causes STCL or SATX, as the case may be, to enter into any agreement with respect to any Acquisition Proposal, then the party in breach of such provision or whose board has taken such action will pay to the other party the sum of $3,000,000.

                  (g) The provisions of this Section 6.2 will survive the termination of this Agreement prior to the Closing.

         6.3. Survival of Representations and Warranties. The respective representations and warranties of SATX and STCL contained herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter neither SATX nor STCL shall be under any liability whatsoever with respect to any such representation or warranty. This Section 6.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

         6.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by or on behalf of the respective Boards of Directors of SATX or STCL, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         6.5. Public Announcements. SATX on the one hand and STCL on the other hand will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued without the consent of the other party prior to such disclosure if the party making the release or statement has, in light of the applicable legal requirements regarding timing, used its reasonable efforts to consult with the other party.

         6.6. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telecopier, as follows:

                  (a)      if to SATX, to it at:

                           4710 Eisenhower Blvd., Suite E-1
                           Tampa, FL  33634
                           Attention:  Merritt W. Jesson
                           Fax No.:  (813) 290-0616

                  with a copy to:

                           Schifino & Fleischer, P.A.
                           201 N. Franklin St., Suite 2700
                           Tampa, FL  33602
                           Attention:  William J. Schifino, Esq.
                           Fax No.:  (813) 223-3070

                  (b)      if to STCL, to it at:

                           100 Great Meadow Road, Suite 104
                           Wethersfield, Connecticut  06109
                           Attention:  Anthony D. Autorino
                           Fax No.:  (860) 258-2455

                  with a copy to:

                           Cahill Gordon & Reindel
                           Eighty Pine Street
                           New York, New York  10005
                           Attention:  James Clark, Esq.
                           Fax No.:  (212) 269-5420

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

         6.7. Entire Agreement; Severability. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto, including the letter of intent dated September 7, 2000 previously entered into by the parties. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect
(a) if
such provision is enforceable in part, such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if enforcement of the Agreement without giving effect to an invalid or unenforceable provision would deny either party the benefit of the transaction contemplated hereby, then the Agreement as a whole will terminate.

         6.8. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6.9. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of SATX and STCL or by the respective officers authorized by such Boards of Directors; provided, however, that after any stockholder approval, no amendment shall be made which changes the amount or form of the consideration to be delivered hereunder to the holders of STCL Common Stock or SATX Common Stock, other than as contemplated by this Agreement or which by law requires further approval by such stockholders without such further approval.

         6.10. Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

         6.11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         6.12. Applicable Law. This Agreement and the legal relations between the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         6.13. "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

         6.14. Terms Defined in this Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

               Acquisition Proposal.....................       6.2(a)
               Agents...................................       3.2
               Agreement................................       preamble
               Certificate..............................       1.2(b)
               Certificate of Merger....................       1.1(a)
               Closing..................................       1.12
               Closing Date.............................       1.12
               Commission...............................       2.1(f)
               Commission...............................       2.2(f)
               DGCL.....................................       1.1(a)
               Effective Time...........................       1.1(a)
               ERISA....................................       2.2(m)
               Exchange Act.............................       2.1(e)
               Exchange Agent...........................       1.7(a)
               Exchange Fund............................       1.7(a)
               Exchange Ratio...........................       1.2(a)
               Financial Statements.....................       2.2(m)(iii)
               Form S-4.................................       2.1(o)
               GAAP.....................................       2.1(g)(v)
               Investment...............................       1.1(c)
               Joint Proxy Statement....................       2.1(o)
               knowledge................................       2.1(k)
               Lease....................................       2.1(i) and 2.2(i)
               Material Adverse Effect..................       2.1(a)
               Merger...................................       preamble
               Notice of Superior Proposal..............       6.2(b)
               NRS......................................       1.1(a)
               Permits..................................       2.1(j)
               SATX.....................................       preamble
               SATX Common Stock........................       1.2(a)
               SATX Consideration.......................       1.2(a)
               SATX Dissenting Shares...................       1.6(b)
               SATX's Commission Filings................       2.1(f)
               Securities Act...........................       2.1(e)
               STCL.....................................       preamble
               STCL Benefit Plans.......................       2.2(m)
               STCL Common Stock........................       1.1(c)
               STCL Dissenting Shares...................       1.6(b)

               STCL's Commission Filings................       2.2(f)
               Subsidiary...............................       2.1(a)
               Surviving Corporation....................       1.1(b)
               Surviving Corporation Common Stock.......       1.2(a)

         IN WITNESS WHEREOF, each of SATX and STCL has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                   SATX, Inc.

                                   By:   /s/ Merritt W. Jesson
                                         ------------------------------------
                                         Chairman and Chief Executive Officer

                                   Shared Technologies Cellular, Inc.

                                   By:   /s/ Anthony D. Autorino
                                         ------------------------------------
                                         Chairman and Chief Executive Officer